UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant 

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 Preliminary Proxy Statement
 Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
x Definitive Proxy Statement
 Definitive Additional Materials
 Soliciting Material Pursuant to §240.14a-12

NUMEREX CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(4)	Date Filed: April 30, 2015

NUMEREX CORP.
3330 Cumberland Blvd SE, Suite 700
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 26, 2015
11:00 a.m. Eastern Time

Dear Shareholders:

Notice is hereby given that the 2015 annual meeting of shareholders (the “Annual Meeting”) of Numerex Corp, a Pennsylvania corporation (the “Company”), will be held on Friday, June 26, 2015 at 11:00 a.m. Eastern Time in the Terrace Level Conference Center at the City View Building, 3330 Cumberland Blvd SE, Atlanta, Georgia 30339 for the following purposes:

1.	To elect six nominees to serve as directors of the Company;
2.	To ratify the appointment of Grant Thornton LLP, as the independent accountants of the Company; and
3.	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on April 20, 2015 are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

Under rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is pleased to make this Proxy Statement and the Company’s Annual Report to Shareholders available on the internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.  The Company believes these rules allow it to provide you with the information you need while lowering delivery costs and reducing the environmental impact of the Annual Meeting.   This Proxy Statement will be mailed to shareholders on or about May 13, 2015.

You are cordially invited to attend the Annual Meeting in person. However, to ensure your vote is counted at the Annual Meeting, please vote as promptly as possible as provided in the Notice.

Sincerely,

/s/ Stratton J. Nicolaides
Stratton J. Nicolaides
Chairperson and CEO

/s/ Andrew J. Ryan
Andrew J. Ryan
General Counsel and Secretary

Atlanta, Georgia
April 30, 2015

NUMEREX CORP.
3330 Cumberland Blvd SE, Suite 700
 Atlanta, Georgia 30339

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Why am I receiving these materials and why did I receive a one-page Notice of Internet Availability of Proxy Materials in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

These materials are being made available in connection with the Company's solicitation of proxies for use at the Annual Meeting, to be held on Friday, June 26, 2015 at 11:00 a.m. Eastern Time, and any postponement(s) or adjournment(s) thereof. Under SEC rules, the Company is making this Proxy Statement and the Company’s Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received the Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described in the Notice, which contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

What is included in the proxy materials?

These proxy materials include:

·	the Proxy Statement for the Annual Meeting; and
•	the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 12, 2015 (the “Annual Report”).

If you requested printed versions of these materials by mail as provided in the Notice, these materials also include the printed proxy card for the Annual Meeting.

What matters will be voted on at the Annual Meeting?

Shareholders will vote on two items at the Annual Meeting:

•	the election to the Board of the six nominees named in this Proxy Statement (Proposal 1);
•	ratification of the appointment of Grant Thornton LLP as the independent accountants of the Company (Proposal 2); and
•	such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Who may vote at the Annual Meeting?

As of the close of business on April 20, 2015 (the “Record Date”), there were 19,007,777 shares of the Company's common stock issued and outstanding, held by 78 shareholders of record. Only shareholders of record as of the Record Date are entitled to receive notice of the Annual Meeting and vote their shares as provided in the Notice. Each share of the Company's common stock has one vote on each matter.

What are the Board's voting recommendations?

The Board recommends that you vote your shares:
•	“FOR” each of the nominees to the Board (Proposal 1); and
•	“FOR” ratification of the appointment of Grant Thornton LLP (Proposal 2).

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer
& Trust Company, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a shareholder of record of the Company's shares, how do I vote?

There are four ways to vote:
•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.
•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.
•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

 If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:
·	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.
·	Via the Internet. You may vote by proxy via the Internet by visiting the website designated in the Notice and entering the control number found in the Notice.

·	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.
·	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at Annual Meeting for the transaction of business. This is called a quorum. (If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.) Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, or abstentions, if you:
•	are present and vote in person at the Annual Meeting; or
•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder's instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record.  If you are a shareholder of record and you:
•	vote via the Internet or by telephone by following the instructions on the Notice you received; or
•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. See the section entitled “Other Matters” below.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the SEC and the national securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters.

Who will serve as the inspector of election?

Richard A. Flynt, CFO of the Company, will serve as the inspector of election.

Who pays for this proxy solicitation?

This proxy is solicited by the Board, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone, or facsimile by Company personnel, who will not be additionally compensated for such effort. The cost of any such additional solicitation will be borne by the Company.

Which ballot measures are considered “routine” or “non-routine”?

Brokerage firms have authority under NASDAQ guidelines to vote customers' shares for which they have not received voting instructions on certain "routine" matters, but may not vote for non-routine matters unless they have received voting instructions. Routine matters include the ratification of the Company's principal independent accountants. However, the election of directors is not considered a "routine" matter. Therefore, if you do not provide voting instructions, your brokerage firm may not vote your shares on such non-routine matters. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers' shares for which it has not received voting instructions on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting, but these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.

How are broker non-votes treated?

Broker non-votes are counted for purposes of determining whether a quorum is present. Broker non-votes will not affect the outcome of voting for the election of directors (Proposal 1) or the ratification of Grant Thornton LLP (Proposal 2). We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. Shareholders not present at the Annual Meeting and abstentions have no effect on the election of directors (Proposal l) or the ratification of Grant Thornton LLP (Proposal 2).

What is the voting requirement to approve each of the proposals?

For Proposal 1, the six nominees receiving the highest number of affirmative votes of the outstanding shares of the Company's common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Approval of Proposal 2 requires the affirmative vote of a majority of the voting power present or represented by proxy and voting at the Annual Meeting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote on instruct form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company's Secretary at 3330 Cumberland Blvd SE, Suite 700, Atlanta, Georgia 30339 a written notice of revocation prior to the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:
•	as necessary to meet applicable legal requirements;
•	to allow for the tabulation and certification of votes by Richard A. Flynt, the Company’s CFO, who is serving as the Inspector of Election; and
•	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company's management and the Board.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to shareholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 11:00 a.m. Eastern Time, and each shareholder may be asked to present valid picture identification such as a driver's license or passport and proof of stock ownership as of the Record Date. The use of cell phones, PDAs, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting.  We will include the voting results in a Form 8-K, which will be filed with the Securities and Exchange Commission within four business days following the conclusion of the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2016 annual meeting of shareholders?

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2016 annual meeting of shareholders must be received no later than December 5, 2015. In addition, all proposals must comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Company’s General Counsel and Secretary by mail at 3330 Cumberland Blvd SE, Suite 700, Atlanta, Georgia 30339 or by facsimile at (770) 693-5951.

Requirements for Shareholder Proposals to be brought before the 2016 Annual Meeting of Shareholders. Notice of any director nomination or other proposal that you intend to present at the 2016 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2016 annual meeting of shareholders, must be delivered to the Company's General Counsel and Secretary by mail at 3330 Cumberland Blvd SE, Suite 700, Atlanta, Georgia 30339 or by facsimile at (770) 693-5951, not later than February 7, 2016.  In addition, your notice must set forth the information required by the Company's bylaws with respect to each director nomination or other proposal that you intend to present at the 2016 annual meeting of shareholders. Please read the bylaws carefully to ensure that you comply with all requirements.

Where is the Company’s principal executive office located and what is the Company's main telephone number?

The Company's principal executive offices are located at 3330 Cumberland Blvd SE, Suite 700, Atlanta, Georgia 30339 and the Company's main telephone number is (770) 693-5950.

What are the Company’s Fiscal Years?

As used in this Proxy Statement, “FY 2012” means the Company’s fiscal year ended December 31, 2012. “FY 2013” means the Company’s fiscal year ending December 31, 2013. “FY 2014” means the Company’s fiscal year ending December 31, 2014.

How are the executive-level job titles abbreviated herein?

·	As used in this Proxy Statement, “CEO” means Chief Executive Officer. “CFO” means Chief Financial Officer. “CITO” means Chief Innovation & Technology Officer. “EVP” means Executive Vice President.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board, or the “Board,” shall consist of not less than three nor more than ten directors and that the number of directors, subject to the foregoing limits, shall be determined from time to time by the Board. The Board has fixed the number of directors at six. At the Annual Meeting six directors, who will constitute the Company’s entire Board of Directors, are to be elected to hold office until the next annual meeting and until their respective successors have been duly elected and qualified. The Board has designated the persons listed below to be nominees for election as directors, and each nominee has consented to being named in this Proxy Statement and to serve if elected. The Company has no reason to believe that any of the nominees will be unwilling or unable to serve; however, should any nominee become unavailable for any reason, the Board may designate a substitute nominee. The proxy holders intend (unless authority has been withheld) to vote for the election of the Company’s nominees.

The Board has determined that E. James Constantine, Tony G. Holcombe, Sherrie G. McAvoy and Jerry A. Rose constituting a majority of the Board members, are “independent directors” as that term is defined in the NASDAQ listing standards and that Stratton J. Nicolaides and Andrew J. Ryan are not “independent directors” under the NASDAQ listing standards. The Director nominees for election at the 2015 Annual Meeting were recommended by the Nominating and Corporate Governance Committee and were approved by a majority of the independent members of the Board.

Listed below are the Company’s six director nominees all of whom are nominated for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders.

Name	Age*	Current Position	Director Since
E. James Constantine	67	Director and Nominating and Governance Committee Chairperson	2008
Tony G. Holcombe	59	Director and Compensation Committee Chairperson	2011
Sherrie G. McAvoy	55	Director and Audit Committee Chairperson	2013
Stratton J. Nicolaides	61	Chairman of the Board and Chief Executive Officer	1999
Jerry A. Rose	56	Independent Director	2013
Andrew J. Ryan	56	Director and General Counsel	1996
*As of April 20, 2015

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director, as well as the summary of our views as to the qualifications of each nominee to serve on the Board and each board committee of which he or she is a member. Our views are formed not only by the current and prior employment and educational background of our directors, but also by the Board’s experience in working with their fellow directors. All but two directors have served on the Board for at least three years, and certain nominees have ten or more years of experience on our Board. Accordingly, the Board has had significant experience with the incumbent directors and has had the opportunity to assess the contributions that the directors have made to the board as well as their industry knowledge, judgment and leadership capabilities.

E. James Constantine has served as a director of the Company since October 2008. From 2006 through 2011, Mr. Constantine has served as CEO of HPE America LLC, a holding of Piero Ferrari involved in power train development for NASCAR and Formula 1 racing vehicles. The Company closed its operations in the U.S. at which time Mr. Constantine retired. From February 2003 until July 2006, Mr. Constantine was the CEO of Delta Motors LLC and a private holding company, MY Ventures, LLC, which held entities engaged in development of embedded cellular transceivers, GPS and location-based services and technology, special purpose vehicles, and commercial real estate. He previously served on the Board of Governors of Claremont McKenna College’s Kravis Leadership Institute, and was the commercial consultant to the City of Los Angeles for the creation of its electric vehicle initiative and development of the first parallel hybrid vehicle. Mr. Constantine’s tenure as CEO of a company in the auto industry and a wireless communications company provide valuable business, leadership and management experience, including expertise in creating value and product development for our customers in the auto and real estate sectors.   Mr. Constantine’s experience as a CEO also provides valuable insights as Chairperson of the Nominating and Corporate Governance Committee and as a member of the Audit Committee.

Tony G. Holcombe was appointed as a director on October 1, 2011. Currently, Mr. Holcombe is Vice Chairperson of the Board of Syniverse, where he served as that company’s President and CEO from 2006 to until his retirement in 2011. He has been a member of the Syniverse Board since 2003. During his time as President and CEO of Syniverse, Mr. Holcombe’s many accomplishments included diversifying the business through several key acquisitions; defining a strategic vision that transformed Syniverse from a North American roaming and clearing house provider to a leading global provider of technology and business services to the mobile industry; and solidifying The Carlyle Group as the company’s single investor in January 2011 for $2.6 billion. Before becoming Syniverse’s President and CEO, Mr. Holcombe served as president of Emdeon Corp., formerly WebMD, and as president of Emdeon Business Services. Mr. Holcombe has more than 20 years of executive-level experience in the transaction processing and technology services industry. He was CEO of Valutec Card Solutions and served in various executive positions at Ceridian Corporation, including EVP of Ceridian Corporation, president of Ceridian Employer Employee Services and president of Comdata. Mr. Holcombe received his bachelor’s degree from Georgia State University, where he currently serves as an Advisor for the Robinson College of Business. Mr. Holcombe’s wide-ranging business experience provides valuable knowledge to our Audit Committee and as the Chairperson of the Compensation Committee.

Sherrie G. McAvoy was appointed to the board in 2013. She spent her 31 year career at Deloitte & Touche LLP, a global accounting, auditing and professional services firm.  During her last five years with Deloitte, Ms. McAvoy served as the lead audit partner supervising audits of both public and private companies in a diverse group of industries including retail, leisure and technology services. She also held regional and national leadership positions in the retail and governance practices. Ms. McAvoy brings to our Board diversified business experience as well as deep expertise on accounting, auditing, internal controls, risk management, corporate compliance and ethics, and corporate governance. Ms. McAvoy received her Bachelor of Science degree from The Pennsylvania State University in 1980. She is a Certified Public Accountant and a member of The American Institute of Certified Public Accountants. Ms. McAvoy served as an advisor to The Institute for Excellence in Corporate Governance at The University of Texas at Dallas from its inception in 2002 through 2011. We believe that Ms. McAvoy's expertise garnered over 31 years with Deloitte brings a valuable perspective to our Board on accounting, financial and internal control matters. She is Chairperson of the Audit Committee and a member of the Nominating and Governance Committee and the Compensation Committee.

Stratton J. Nicolaides has served as CEO of the Company since April 2000, and served as COO from April 1999 until March 2000, and as Chairman of the Board since December 1999. In 2007, Mr. Nicolaides began serving as a director of the Taylor Hooton Foundation, a non-profit organization formed to fight steroid abuse by America’s youth. He was elected to the Telecommunications Industry Association (TIA) Board of Directors in November 2011.   With his years of experience in the wireless communication industry, including more than fifteen years of senior management experience at Numerex, we believe that Mr. Nicolaides’ deep industry knowledge and expertise in operations, product development, competitive intelligence and corporate strategy provides the Board with significant insight across a broad range of issues critical to our business. Mr. Nicolaides provides insight to the Board regarding day-to-day operations, customer information, competitive intelligence, general trends in our industry as well as financial results.

Jerry A. Rose was appointed to the board in 2013 and brings a successful track record of leading and driving growth in key businesses such as General Electric (GE) and United Technologies Corporation (UTC).  He was a Vice President of Product Management of GE Security, Inc since June 2007.  He was instrumental in the sale of GE Security to UTC in 2010 and joined UTC as Vice President of Global Product Management. Mr. Rose held several global leadership positions during his 26 years at GE including Executive Officer roles in GE’s Appliances, Lighting and Security businesses. We believe his product development and management knowledge and his leadership in global strategy and integration is a valuable addition to the Board.  Mr. Rose currently serves on the Company’s Compensation Committee and the Nominating and Governance Committee.

Andrew J. Ryan has served as a director of the Company since May 1996. Mr. Ryan currently practices law with The Ryan Law Group (TRLG) a law firm he founded in May 2014. Prior to TRLG he practiced law with the firm of Salisbury & Ryan since August 1994.  Mr. Ryan serves as the Board designee of Gwynedd Resources, Ltd. in accordance with its contractual right to designate a member of the Board.  Mr. Ryan’s wide-ranging legal practice and breadth of experience gained with his more than 19 years of experience with the Company has been of particular value in assisting the Board with evaluating business and strategic issues.  Mr. Ryan provides the Board with significant operational insights regarding strategies and corporate governance issues.

Required Vote

If a quorum is present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting shall be elected as directors. An abstention, withholding of authority to vote, or broker non-vote will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF MESSRS. CONSTANTINE, HOLCOMBE, MS. MCAVOY, NICOLAIDES, ROSE AND RYAN FOR ELECTION TO THE BOARD OF DIRECTORS.

* * *

PROPOSAL TWO: RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Board, upon the recommendation of the Audit Committee, has selected the firm of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending December 31, 2015. This nationally known firm has no direct or indirect financial interest in the Company.

Although not required to do so, the Board is submitting the appointment of Grant Thornton LLP as the Company’s independent accountants for FY 2015 for ratification by the shareholders at the Annual Meeting as a matter of good corporate governance.  If a majority of the votes cast in person or by proxy at the Annual Meeting is not voted for ratification, the Board will reconsider its appointment of Grant Thornton LLP as independent accountants for the current fiscal year.   Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.

Required Vote

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the FY 2015 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Grant Thornton LLP.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT ACCOUNTANTS FOR FY 2015.

***

MATTERS CONCERNING THE COMPANY’S INDEPENDENT AUDITORS

The Audit Committee Charter contains procedures for the pre-approval of audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Committee. Specifically, the Committee pre-approves the use of Grant Thornton LLP for specific audit and non-audit services, except that pre-approval of non-audit services is not required if the “de minim is” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Committee before it may be provided by Grant Thornton. For additional information concerning the Committee and its activities with Grant Thornton, see “Corporate Governance — Audit Committee” and “Report of the Audit Committee” in this proxy statement.

During FY 2014 and FY 2013, Grant Thornton LLP provided services to the Company in the following categories and amounts:

Audit and Other Fees	FY 2014 ($)	FY 2013 ($)

Audit Fees	$741,190	$721,506
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

For FY 2014 and FY 2013, “Audit Fees” consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and regulatory filings. Audit fees for both years also include fees for professional services rendered for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and Sarbanes-Oxley compliance. The Audit Committee reviews each non audit service to be provided and assesses the impact of the service on the independent registered public accountant’s independence.

REPORT OF THE AUDIT COMMITTEE
The Board has adopted a written charter for the Audit Committee. The Committee’s job is one of oversight as set forth in the Audit Committee Charter. It is not the duty of the Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control. The independent accountants are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with generally accepted accounting principles.

The Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with Grant Thornton LLP, the Company’s independent accountants for FY 2014.

The Committee has discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee also has received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to above, the Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10K for FY 2014 for filing with the Securities and Exchange Commission (the “SEC”).
THE AUDIT COMMITTEE
Sherrie G. McAvoy, Chairperson Tony Holcombe
E. James Constantine

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

CORPORATE GOVERNANCE
Role of the Board

It is the duty of the Board to oversee the Company's CEO and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to assure that the long-term interests of the shareholders are being served. To satisfy this duty, the directors take a proactive, focused approach to their position, and set standards to ensure that the Company is committed to business success through maintenance of high standards of responsibility and ethics.  In FY 2014, the full Board held seven meetings inclusive of the annual meeting of shareholders.

Director Independence

The Board has determined that all Board members, excluding Messrs. Nicolaides and Ryan, are independent under applicable NASDAQ and SEC rules. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of NASDAQ’s and the SEC’s director independence standards. In making this determination, the Board solicited information from each of the Company’s directors regarding several factors, including whether such director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person’s normal compensation. The Board considered the responses of the Company’s directors, and independently considered all other material information relevant to each such director in determining such director’s independence under applicable SEC and NASDAQ rules.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of CEO and Chairperson of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board believes at this time the combined role of Chairperson and CEO, together with an independent lead director, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.  In addition, much of the work of the Board is conducted through its committees.  Our Board has three standing committees—Audit, Compensation, and Corporate Governance and Nominating, as further described below.  Each of the Board committees is comprised solely of independent directors and has a separate chair.   One of the key responsibilities of the Board is to develop the strategic direction for the Company, and provide management oversight for the execution of that strategy.

Board Role in Risk Oversight

The responsibility for the day-to-day management of risk lies with senior management, while the Board, and each of the Board committees, is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy.  The role of the Board in the Company’s risk oversight process includes reviewing the Company’s key business risks, understanding how these risks could affect our Company and receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, investment and liquidity, and strategic and reputational risks.  The Board also believes its oversight of risk is enhanced by its current leadership structure (discussed above) because the CEO, who is ultimately responsible for the Company's management of risk, also chairs regular Board meetings, and with his in-depth knowledge and understanding of the Company, is best able to bring key business issues and risks to the Board's attention.

Compensation Risk

Our Compensation Committee has considered the various elements of the Company’s compensation program and does not believe it is reasonably likely to have a material adverse effect on the Company.

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance or short-term business performance so that executives and managers have a threshold level of financial security and are not pressured to produce short-term gains at the expense of long-term business results or through means at odds with our corporate values.

The variable (the short-term performance award or bonuses and equity) portions of compensation are designed to reward both short- and long-term corporate performance in a balanced manner. Our short-term performance awards for all Named Executive Officers and most other executives are based on the balanced achievement of annual EBITDA, (EBITDA refers to earnings before interest, taxes, depreciation and amortization) and revenue goals.  Further, short-term incentive awards are capped at 1.5 times targeted payouts and are only paid in the event of exceptional business results.

Long-term performance is primarily rewarded through a balanced grant of stock options and restricted share units.  Stock options only provide value if our stock price increases over time while restricted shares provide some value to recipients throughout any period of stock price volatility. Historically, the Company has also granted stock appreciation rights and restricted shares which have much the same financial impact to executives.  Equity grants vest over a four year period to further encourage retention and a longer-term perspective.

We feel that that our balanced mix of cash and equity compensation, revenue and profitability, fixed and variable pay and capped bonus payouts provide sufficient incentives to keep executives focused on those activities that produce long-term shareholder growth while not creating incentives for them to take unnecessary or excessive risks.

Stock Ownership and Holding Requirements

In March 2015, we instituted a named executive officer stock ownership policy to more closely align the interests of our NEOs with those of our stockholders. The stock ownership policy requires the CEO to own stock worth at least 3.0 times his base salary and all other NEOs to own stock worth at least 1.0 times their base salary.  NEOs have 5 years from the date of adoption of the policy to meet their respective stock ownership guideline.

Compensation Claw Back Policy

In March, 2015, we adopted a compensation “claw back” policy applying to NEOs. In the event of a material restatement of the Company’s financial results, the Board of Directors, after considering the facts and circumstances of the restatement, may take action against the NEO including recoupment of all or part of any compensation paid to the NEO that was based up on the achievement of the financial results that were subsequently restated.

Board Committees

The Board has a standing Audit Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”), and Nominating and Corporate Governance Committee (the “Nominating Committee”). The Board has determined that all committee chairs and committee members are independent under the applicable NASDAQ and SEC rules. The members of each of the Company’s committees during FY 2014 are identified in the table below.

Name	Audit Committee	Compensation Committee	Nominating Committee
E. James Constantine	*		Chairperson
Tony G. Holcombe	*	Chairperson
Sherrie G. McAvoy	Chairperson	*	*
Stratton J. Nicolaides
Jerry A. Rose		*	*
Andrew J. Ryan

Audit Committee

The Audit Committee met nine times in FY 2014. The Board determined that Sherrie McAvoy, Chairperson of the Audit Committee during FY 2014, is an “audit committee financial expert” as defined by the SEC. The principal functions of the Audit Committee are to: (a) assist in the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors and the performance of the Company’s independent auditors; (b) approve the selection, appointment, retention and/or termination of the Company’s independent auditors, as well as approving the compensation thereof; and (c) approve all audit and permissible non-audit services provided to the Company and certain other persons by such independent auditors.  The Audit Committee Charter is available on the Company’s website at http://www.numerex.com/about/corporate-governance .

Compensation Committee

The Compensation Committee met five times in FY 2014. The Compensation Committee is responsible primarily for reviewing the compensation arrangements for the Company's executive officers, including the CEO, and for formulating the Company's equity compensation plans. The Compensation Committee Charter is available on the Company’s website at http://www.numerex.com/about/corporate-governance . All of the members of the Compensation Committee have been determined by the Board to be independent under applicable NASDAQ and SEC rules.

Nominating and Corporate Governance Committee

The Nominating Committee met three times during FY 2014. The Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess the Board's effectiveness and helps develop and implement the Company's Corporate Governance Guidelines. The Nominating Committee reviews the performance of the Board, its committees, together with their members. The Nominating Committee also considers nominees for election as directors proposed by shareholders. The Nominating Committee Charter specifies that the composition of the Board should reflect experience in the following areas: finance, compensation, sales and marketing, technology and production. The Nominating Committee Charter is available on the Company’s website at http://www.numerex.com/about/corporate-governance.

Attendance at Meetings

Each director attended at least 80% of the meetings of the Board and its committees of which he/she was a member. Directors are encouraged, but not required, to attend the Company’s annual meetings of shareholders. Although no director is required to do so, seven of the Company’s directors attended the annual meeting of shareholders on May 15, 2014. Non-management members of the Board meet in executive sessions, absent the Company’s employee director, following regularly scheduled in-person meetings of the Board.

Executive Sessions

Executive sessions of the independent directors are held at least once each year following regularly scheduled in-person meetings of the Board. These executive sessions include only those directors who meet the independence requirements promulgated by NASDAQ, and Mr. Holcombe, as the Lead Director of the Board, is responsible for chairing these executive sessions. The Board’s independent directors attended four executive sessions in FY 2014.

Code of Ethics

The Company has a Code of Ethics and Business Conduct (the “Code”) that applies to the Company’s directors, officers, and employees, including the Company’s CEO and CFO. The Code is available on the Company’s website at http://www.numerex.com/about/corporate-governance . We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website as promptly as practicable, as may be required under applicable SEC and NASDAQ rules.

Right to Designate Director

The Company has entered into an agreement providing Gwynedd Resources Ltd. (“Gwynedd”) the right to designate one director to the Board. Additionally, if the Board consists of more than eight directors, Gwynedd, at its option, may designate one additional director. Any designee’s appointment will be subject to the exercise by the Board of its fiduciary duties and the approval of the Company’s shareholders upon the expiration of any appointed term at the next annual meeting of shareholders. Gwynedd’s right to designate a director will cease at such time as Gwynedd’s equity interest in the Company drops below 10% of the outstanding shares of Common Stock. Mr. Ryan currently serves as Gwynedd’s sole designee on the Board.

Communications with the Board of Directors

Any shareholder who wishes to send any communications to the Board or a specific director should deliver such communications to the General Counsel and Secretary of the Company at 3330 Cumberland Blvd SE, Suite 700 Atlanta, Georgia 30339 who will forward appropriate communications to the Board. Inappropriate communications include correspondence that is unrelated to the operation of the Company or the Board, is inappropriate for Board consideration, such as advertisements or other commercial communications, or is threatening or otherwise offensive. The Company’s General Counsel and Secretary may consult with other officers of the Company, counsel, and other advisers as appropriate, in making this determination.

Consideration of Director Nominees

The Nominating Committee will consider nominees for director recommended by a shareholder submitted in accordance with the procedure set forth in the Company’s Bylaws. In general, the procedure set forth in the Company’s Bylaws provides that a notice relating to the nomination must be timely given in writing to the: Secretary of the Company, Numerex Corp, 3330 Cumberland Blvd SE, Suite 700 Atlanta, Georgia 30339. To be timely, the notice must have been delivered by the 90th day prior to the anniversary of the prior year’s annual meeting.  Such notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including information relating to the business experience and background of the potential nominee, and certain information with respect to the nominating shareholder and any persons acting in concert with the nominating shareholder. Any such recommendation must also be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders.

The Committee generally identifies potential nominees through its network of contacts, and may also engage, if it deems appropriate, a professional search firm. The Committee meets to discuss and consider such candidates’ qualifications and then chooses director candidates by majority vote. There are no differences in the manner in which the Committee evaluates potential nominees for director based on whether such potential nominees are recommended by a shareholder or by any other source. The Committee does not have specific, minimum qualifications for nominees and has not established specific qualities or skills that it regards as absolutely necessary for one or more of the Company’s directors to possess (other than any qualities or skills that may be required by applicable law, regulation or listing standard). The Committee’s Charter identifies diversity as a consideration with regard to the identification of director nominees, and the Committee strives to nominate directors with a variety of complementary skills such that, as a group, the Board will possess an appropriate diversity of professional experience, education, knowledge, skills, and abilities to oversee the Company's businesses. Further to the foregoing, in evaluating a person as a potential nominee to serve as a Director of the Company, the Committee considers the following factors, among any others it may deem relevant:

•
whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with Company management, Company service providers or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing organizations;

•	whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of a Director of the Company;
•
as specifically provided in the Committee’s Charter, whether the nominee has experience in one or more of the following areas; finance, compensation, technology, sales and marketing, and production; and

•	the character and integrity of the person.

Compensation Committee Interlocks and Insider Participation

Messrs. Holcombe, Rose and Ms. McAvoy served on our Compensation Committee during FY2014. No members of the Committee during FY 2014 served as an officer, former officer, or employee of the Company or had a relationship requiring disclosure under “Related Person Transactions.”

During FY 2014, none of our executive officers served as:

•
a member of the Compensation Committee (or other committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on our Compensation Committee;

•	a director of another entity, one of whose executive officers served on our Compensation Committee; or

•
a member of the Compensation Committee (or other committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director on our Board.

DIRECTOR COMPENSATION
Compensation of Directors – FY 2014

The Board uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors.  In determining director compensation, the Board considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Compensation Committee periodically reviews director compensation with the assistance of our independent compensation consultant and recommends to the Board the form and amount of compensation to be provided.

The annual retainer fee for directors is $25,000 plus additional fees for participation on committees of the Board as follows: $6,500 for the Lead Director, Compensation Committee Chairperson, and Nominating Committee Chairperson, $10,000 for the Audit Committee Chairperson, and $5,000 for Audit, Compensation, Nominating and Executive Committee members. Directors also receive reimbursement of expenses incurred in attending meetings. Non-employee directors may elect to have their annual fees paid in shares of stock having a value equivalent to the cash amount.  In FY 2014, one director, Ms. McAvoy, elected to receive stock for compensation for a portion of her fees in lieu of cash beginning in Q2, 2014. All of the other non-employee directors elected to have all other FY 2014 annual fees paid in cash. Directors also received a grant of 11,900 shares of restricted stock on the date of the Annual Shareholders Meeting.

In addition to the fees discussed above, each non-employee director received an award of 11,900 restricted stock units on May 16, 2014, the date of the 2014 annual shareholders meeting.  The restricted stock units will vest on the first anniversary of the grant date and will be settled with shares of common stock.

George Benson served as a director of the Company from 1995 until his death on May 26, 2014. In connection with his service as a director during 2013, the Company had awarded 9,000 shares of restricted stock that would have vested on June 28, 2014.  In recognition of his longstanding service, the Board accelerated the vesting of a pro rata portion of the shares of restricted stock.

The following table provides information concerning compensation paid by the Company to its non-employee directors for FY 2014. Mr. Nicolaides is not compensated for his service as director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Award ($)(2)	Stock Options and Stock Appreciation Rights ($)	All Other Compensation ($)	Total ($)
George Benson (3)	$16,524	$82,912	--	--	$99,436
E. James Constantine	$38,437	$130,305	--	--	$168,742
Tony G. Holcombe	$42,437	$130,305	--	--	$172,742
Sherrie G. McAvoy	$40,208	$130,305	--	--	$170,513
Jerry A. Rose	$35,000	$130,305	--	--	$165,305
Andrew J. Ryan	$30,000	$130,305	--	--	$160,305

(1)	Includes annual fees and committee fees. Directors may elect to have their annual and committee fees paid in shares of the Company’s common stock.
Ms. McAvoy elected to have a portion of the fees paid in stock and received 478 shares having a value of $5,208.

(2)	On May 16, 2014, each director was granted 11,900 restricted stock units of the Company’s common stock at a grant date fair market value of $10.95 per share. These vest over one year.

(3)	Mr. Benson was reelected but only served until his death on May 26, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 20, 2015, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director, director nominee, and named executive officer of the Company, and (iii) all current directors and named executive officers of the Company as a group. Except as otherwise indicated below, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares. The shares “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include shares owned by or for, among other things, the spouse, minor children or certain other relatives of such individual, as well as other shares as to which the individual has or shares votes or investment power or has the right to acquire within 60 days after April 20, 2015.
	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner or Identity of Group	(#	)	(%)
Gwynedd Resources, Ltd. (2) 1011 Centre Road, Suite 322 Wilmington, DE 19805	2,957,280		15.6%
Elizabeth Baxavanis, Trustee (3) Dominion Holdings #5 Revocable Trust for the Benefit of Maria E. Nicolaides c/o The Ryan Law Group, LLP 14 E. 4th Street New York, New York 10012	2,957,280		15.6%
Maria E. Nicolaides (4) c/o The Ryan Law Group, LLP 14 E. 4th Street New York, New York 10012	2,957,280		15.6%
Kenneth Lebow (5) The Lebow Family Revocable Trust Santa Barbara, CA 93108	1,356,692		7.1%
Potomac Capital Partners (6) 825 Third Avenue, 33rd Floor New York, New York 10022	1,300,596		6.8%
Royce & Associates, LLC (7) 745 Fifth Avenue New York, New York 10151	1,086,000		5.7%
E. James Constantine (8)	103,556		*
Louis Fienberg (9)	174,031		*
Richard A. Flynt (10)	58,775		*
Tony G. Holcombe (11)	60,611		*
Sherrie G. McAvoy (12)	21,597		*
Stratton J. Nicolaides (13)	239,368		*
Jerry A. Rose (14)	20,900		*
Andrew J. Ryan (15)	243,225		*
Jeffrey Smith PhD (16)	427,999		*
All Current Directors and Executive Officers as a group (8) through (16)	1,350,062

(1) Percentage calculations are based on the 19,007,777 of shares of the Company’s Class A Common Stock, no par value, that were outstanding at the close of business on April 20, 2015; includes the subset of shares issuable upon the exercise of outstanding options, stock appreciation right (SARs), restricted stock and restricted stock units exercisable within 60 days after April 20, 2015.

(2) The shareholders of Gwynedd Resources, Ltd. (“Gwynedd”) include various trusts for the benefit of Maria E. Nicolaides and her children (for which Mrs.Baxavanis is trustee). See footnotes (3) and (4).

(3) Represents the shares of Class A Common Stock owned by Gwynedd Trusts for the benefit of Maria E. Nicolaides and her children of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, and owns approximately 89 % of the outstanding stock of Gwynedd. Mrs. Baxavanis disclaims beneficial ownership of all shares of Class A Common Stock owned by Gwynedd. See footnote (4).

(4) Represents the shares of Class A Common Stock owned by Gwynedd Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, and owns approximately 89% of the outstanding stock of Gwynedd. Maria E. Nicolaides disclaims beneficial ownership of 327,143 shares of Class A Common Stock owned by Gwynedd that may be deemed to be beneficially owned by the other shareholders of Gwynedd, including trusts for the benefit of her children. See footnote (3).

(5) According to Schedule 13D/A, filed on August 2, 2010, by Kenneth Lebow, (“Lebow”),  Lebow beneficially owned  1,356,692 shares of Class A Common Stock, or  7.1% of the total number of shares of Common Stock, no par value, of the Company that were outstanding as of    the close of business on April 20, 2015.

(6) According to Schedule 13G/A, filed on February 23, 2015, by Potomac Capital Partners (“Potomac Capital”), Potomac Capital beneficially owned 1,300,596 shares, or 6.8% of the total number of shares of Class A Common Stock, no par value, of the Company that were outstanding as of the close of business on April 20, 2015.

(7) According to Schedule 13G/A, filed on January 15, 2015 by Royce and Associates, LLC (“Royce”), Royce beneficially owned 1,086,000 shares, or 5.7% of the total number of shares of Class A Common Stock, no par value, of the Company that were outstanding as of the close of business on April 20, 2015.

 (8) The subset of shares held by E. James Constantine includes; (i) 67,656 shares of common stock held directly; (ii) 24,000 common shares issuable upon the exercise of stock options and SARs exercisable within 60 days; and (iii) 11,900 shares of common stock issuable upon the settlement of RSUs within 60 days of April 20, 2015.

 (9) The subset of shares held by Louis Fienberg includes; (i) 44,633 shares of common stock held directly; (ii) 124,623 common shares issuable upon the exercise of stock options and SARs exercisable within 60 days; and (iii) 4,775 shares of common stock issuable upon the settlement of RSUs within 60 days of April 20, 2015.

(10) The subset of shares held by Richard A. Flynt includes; (ii)  53,875 common shares issuable upon the exercise of stock options and SARs exercisable within 60 days; and (iii) 4,900 shares of common stock issuable upon the settlement of RSUs within 60 days of April 20, 2015.

(11) The subset of shares held by Tony G. Holcombe includes;  (i) 48,711 shares of common stock held directly; and  (iii) 11,900 shares of common stock issuable upon the settlement of RSUs within 60 days of April 20, 2015.

(12) The subset of shares held by Sherrie G. McAvoy includes; (i) 9,697 shares of common stock held directly; and (iii) 11,900 shares of common stock issuable upon the settlement of RSUs within 60 days of April 20, 2015.

(13) The subset of shares held by Stratton J. Nicolaides includes; (i) 93,336 shares of common stock held directly; (ii) 141,282 common shares issuable upon the exercise of stock options and SARs exercisable within 60 days; and (iii) 4,750 shares of common stock issuable upon the settlement of RSUs within 60 days of April 20, 2015.   Does not include the 2,957,280 shares of Class A Common Stock owned by Gwynedd, with respect to which Mr. Nicolaides disclaims beneficial ownership.

 (14) The subset of shares held by Jerry A. Rose includes; (i) 9,000 shares of common stock held directly, and (iii) 11,900 shares of common stock issuable upon the settlement of RSUs within 60 days of April 20, 2015.

 (15) The subset of shares held by Andrew J. Ryan includes (i) 219,325 shares of common stock held directly; (ii) 12,000 common shares issuable upon the exercise of stock options and SARs exercisable within 60 days; and (iii) 11,900 shares of common stock issuable upon the settlement of RSUs within 60 days of April 20, 2015. Does not include the 2,957,280 shares of Class A Common Stock owned by Gwynedd, with respect to which Mr. Ryan disclaims beneficial ownership.

 (16) The subset of shares held by Dr. Jeff Smith includes; (i) 15, 246 shares of common stock held directly; (ii) 192,373 common shares issuable upon the exercise of stock options and SARs exercisable within 60 days; (iii) 25,000 shares of common stock issuable upon the settlement of RSUs within 60 days of April 20, 2015 and 195,380 shares of Class A Common Stock owned by LIJE Partners LLP of which Dr. Smith is the sole general partner.

  *Represents less than 5% of the Company’s total number of shares outstanding on April 20, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and persons who are the beneficial owners of more than 10% of the outstanding Common Stock are required to report their beneficial ownership of Common Stock and any changes in that ownership to the SEC. Based solely on a review of the copies of reports furnish to, or filed by, us and written representations that no other reports were required, we believe that during FY 2014, the Company’s officers and directors complied with all applicable Section 16(a) filing requirements, except as follows:

There were three late Form 4 filings in 2014 as follows:  May 21, 2014 restricted stock unit grants for Richard Flynt, Louis Fienberg and Jeffrey Smith.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company does not have a formal written policy regarding the review of related party transactions. However, the Board reviews all relationships and transactions in which the Company and its directors and senior executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s senior management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and senior executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the company or a related person are disclosed in the company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.  Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Mr. Ryan, a Director of the Company, is a partner in the law firm of the Ryan Law Group, LLP and provided legal services to the Company in FY 2014 and will continue to provide such services in FY 2015. For services performed in FY 2014, Salisbury & Ryan invoiced the Company legal fees in the amount of approximately $290,000.

REPORT OF THE COMPENSATION COMMITTEE

This report is submitted by the Compensation Committee of the Board. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2014.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

                                                                                                                                                                     THE COMPENSATION COMMITTEE

                      Tony G. Holcombe, Chairperson
                      Sherrie G. McAvoy
                      Jerry A. Rose

  COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives, strategy and features of our executive compensation program, and it describes how the compensation of our executive management aligns with our corporate objectives and shareholder interests. Although our executive compensation program is generally applicable to each of our senior officers, this discussion and analysis focuses primarily on the program as applied to our “Named Executive Officers” (NEOs): the CEO, the CFO and the other officers included in the “Summary Compensation Table”.

EXECUTIVE SUMMARY

The Company requires a highly skilled, motivated and experienced executive team to lead its efforts to develop and sell complex end-to-end machine-to-machine (M2M) solutions that help customers monitor processes, equipment, condition or location. We must make investments that might not pay off for several years, while managing costs and staying ahead of a market that changes rapidly due to advances in technology and competitive conditions.

While our business offers great opportunities, as the uses of our products and services are almost limitless, there is potential for over-investment in initiatives that do not find a market. Consequently, our growth strategy balances revenue and earnings targets without letting either component get too far in front of the other.  Annual cash bonuses for our executive team are based on achieving both revenue and earnings goals and are measured on a company-wide basis to drive alignment with shareholder results and to encourage teamwork.

Our key incentive bonus targets for 2014 were revenue and adjusted EBITDA (EBITDA adjusted by non-cash compensation and non-recurring costs).   And, compared to 2013, we continued to make great strides in both areas during 2014.  After taking into account the successful acquisition of Omnilink in May of 2014, total revenue and adjusted EBITDA increased by 20.6% and 51% respectively.

Numerex purposefully sets a high bar for achieving cash bonus targets with the expectation that even if those annual targets are not met, Executives will be rewarded for successful performance over the long-term through their substantial equity holdings.  Notwithstanding the substantial growth in revenue and adjusted EBITDA, our results fell short of our bonus targets and consequently no NEO earned an incentive award under our 2014 non-equity incentive plan by meeting or exceeding these targets.  One executive received discretionary incentive payments during 2014 related to a successful sale of one our businesses and ensuring that outstanding receivables were promptly collected.

Base pay adjustments and equity grants are based partly on annual business results as noted above but primarily on other factors. These factors include evaluations of expected individual contributions, reference to competitive benchmarks, the importance of maintaining management continuity, changes in job responsibilities and historical equity grants.  Mr. Nicolaides and Mr. Fienberg received a base pay increase during 2014 and each of the four Named Executive Officers received an equity grant in 2014.

THE ROLE OF THE COMPENSATION COMMITTEE

The three-member Compensation Committee (the “Committee”) oversees the Company’s executive compensation program. All of the members of the Committee have been determined by the Board to be independent under applicable NASDAQ and SEC rules.

The Committee’s responsibilities include:

•	Establishing the overall level of targeted compensation for each NEO and how targeted compensation should be allocated among the three principal elements of compensation:

–	Base Salary;

–	Non-equity incentive plan awards – commonly referred to as cash bonuses; and

–	Equity awards.

•	Setting the performance levels that must be achieved for NEOs to receive or exceed their targeted bonuses.

•	Approving base pay adjustments for the NEOs after reviewing, among a number of factors, performance, business results and competitive benchmarks.

•	Approving non-equity incentive awards after reviewing the NEO’s performance and business results against established performance benchmarks.

•	Approving equity compensation grants to NEOs after reviewing, among a number of factors, performance, business results, prior equity grants, and competitive benchmarks.

•	Reviewing and recommending to the full board appropriate levels of board compensation.

The Company’s CEO participates in the Committee’s meetings and provides input into compensation decisions at the Committee’s request. In particular, the Company’s CEO participates by making recommendations on NEO compensation and input on objectives (other than for himself). The CEO’s compensation is determined solely by the Committee.

The Use of Compensation Consultants

In 2014, the committee engaged Deloitte Consulting, LLP as its compensation consultant to provide the committee with competitive market data and to assist the committee in evaluating compensation for our executive officers for 2014. The Committee is solely and directly responsible for the appointment, compensation and oversight of the consultant. The Committee considers a number of factors that could affect Deloitte’s independence including that the consultant provides no other services for Numerex other than its engagement by the Committee.  Based on this review, the Committee has determined the consultant’s work for the Committee to be free from conflicts of interest.

The compensation consultant met as needed with the committee and has direct access to the committee chair during and between meetings. The compensation consultant works with management to gather data required in preparing historical analyses for committee review, and provides the committee with market trend information.

The Use of Compensation Survey Data and Peer Companies

In considering the appropriateness of the Company’s compensation levels, the Committee refers to outside data, including data in respect of a defined “peer group” of companies that the Company believes approximate the Company in one or more meaningful ways, which may include such other companies’ revenue, market capitalization, operational and geographical structure, and industry.

In addition to peer group data the Committee also considers other external data and information for assessing the competitive nature of its compensation program. This includes general industry compensation trends and the Committee’s experience in reviewing executive pay packages. Further, such competitive assessment is itself but one of the factors the Committee considers in establishing executive compensation

The Company believes that the selection of a peer group to be used for assessing the competitiveness of its executive compensation levels is something that requires reconsideration every year. As a general rule, the Company expects to change certain members of the peer group from one period to another, as the Company refines its comparison criteria and as the Company and members of the peer group change in ways that make comparisons less or more appropriate. The peer group used for purposes of fiscal 2014 compensation benchmarking, as in prior years, consisted of companies in the technology, telecommunications and software industries that are, on average, of comparable size to the Company. The 2013 Peer Group was updated in 2014 with several companies dropped and several companies replaced with new companies because the new companies were better business matches, size matches or because a company was no longer public through merger or acquisition.

8 x 8 Inc	Lantronix
Boingo Wireless	Lojack
Calamp	Meru Networks
Communications Systems	Novatel Wireless
Digi International	Orbcomm
Echelon	PC Tel
Evolving Systems	Procera Networks
Frequency Electronics	Telenav
Global Telecom	Westell Tech
ID Systems	XRS Corporation
KVH Industries	Zhone Technologies

The Committee did not refer to peer group competitive data to evaluate pay for NEOs other than the CEO and CFO but looked to general compensation trends, their business experience and competitive pay for the CEO and CFO positions. The reason for focusing on CEO and CFO pay is that the Company’s product and service offerings are somewhat unique and a number of senior level jobs at the Company are not readily comparable to jobs referred to in survey data. Further, the Company’s organization and executive responsibilities often evolve rapidly in response to market opportunities and business conditions, making matches between the Company’s jobs and survey jobs that much more problematic.

In considering pay levels for 2014, the Committee looked to the 2014 Peer Group only as a reference for base pay and bonus targets.  A target range for equity grants was established in 2014.  These were recommended by our Independent Consultant as market competitive based on general salary surveys and their consulting experience.

COMPETITIVE BENCHMARKS

The table below summarizes the competitive data the Committee reviewed in 2014 along with the Company’s 2014 target bonus and target equity range.  Targeted equity and bonuses are those paid generally when performance meets expectations or budgeted results.

NEO COMPENSATION COMPARED TO COMPETITIVE BENCHMARKS

	Median Competitive Compensation benchmarks			Incumbent Pay (FY 2014)
Title	Base (1)	Bonus (2)	Target Equity (3)	Actual Base	Target Bonus as a % of Base (4)	Target Equity Range as a % of Base (5)
CEO	$419,000	75%	100%	$400,000	75%	80% - 120%
CFO	$275,000	40%	50%	$300,000	40%	40% - 60%

(1)	Based on the 2014 Peer Group and analysis
(2)	Based on the 2013 Peer Group and analysis
(3)	Based on current Independent Consultant review and recommendation
(4)	Actual 2014 bonus was $0 for both the CEO and CFO
(5)	The present value of actual equity grants in 2014, as a % of base pay was 111% and 102% for the CEO and CFO, respectively.

COMPENSATION OBJECTIVES AND INDIVIDUAL ELEMENTS

The Compensation Committee does not use any particular formula to determine specific allocations among the foregoing components. Instead, the Committee looks to ensure that NEO compensation (1) is competitive with compensation provided to similarly situated executives at companies of similar size and complexity to the Company; (2) effectively drives a mix of short- and long-term performance and (3) is aligned with shareholders’ long-term interests.

As noted above, The Committee draws on survey data, Peer Group comparisons, input from management and its own collective experience and expertise in deciding how much and in what way to pay the named executive officers.

The following describes the general purpose of each element of compensation and how the Committee made 2014 pay decisions around each element.

Elements of Compensation

Base Salaries
We strive to provide competitive base salaries that allow us to attract and retain a high performing leadership team at a reasonable level of fixed costs. Base pay levels generally are set with reference to the market median, where such data is readily available, although exceptions can exist both above and below median to reflect a variety of factors such as skills and experience, individual performance track record, the difficulty of replacement and affordability. Base salaries are reviewed annually and at other times if an executive officer’s responsibilities have materially changed or other special circumstances warrant a review.

Non-Equity Incentive Based Awards

The annual “non-equity incentive based awards,” or cash bonuses, are designed to maintain NEO focus and motivation around annual activities deemed critical to growing shareholder value.  In 2014, we continued our focus on a balance of growing both revenue and earnings and our bonus plan was structured to support that.

The incentive awards pay out at targeted levels if revenue and Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, non-cash compensation and non-recurring items) achieve the challenging growth goals budgeted for the fiscal year. Goals for all our NEOs are based on company-wide results to encourage alignment among the business units.  The Committee determined the revenue and Adjusted EBITDA budgets prior to the beginning of the fiscal year. Our Committee derives compensation targets from the same process by which we develop our internal annual budget for the current fiscal year and projections for future fiscal years.  The Committee sets targets that it believes will be challenging for the named executive officers to achieve and will require significant growth and progress by the Company in furtherance of its business objectives.

The targeted bonus is payable only if both revenue and Adjusted EBITDA reach at least the budgeted goal. An additional bonus, up to a maximum, is payable, prorated on a straight line basis, if the results are between the budget and the “stretch” target.  The FY 2014 targets were $95.9 million for revenue and $13.3 million for Adjusted EBITDA. Our targets were not met in either of these areas and no bonuses were paid relative to these metrics.

Based on a review of competitive peer group data and at the recommendation of the prior independent compensation consultant, the Compensation Committee increased the bonus targets that would be paid out in 2014 if the Company achieved its revenue and earnings goals as follows:

	Non-Equity Plan Incentive Compensation payable for FY 2014 as a % of Base Pay
	If Corporate Results Achieve Threshold (1)		If Corporate Results Achieve Budget		Maximum payable if Corporate Results Exceeds Budget up to Stretch Targets(2)
Position	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA
CEO	30.0%	20.0%	45.0%	30.0%	67.5%	45.0%
CFO	16.0%	10.7%	24.0%	16.0%	36.0%	24.0%
EVP	16.0%	10.7%	24.0%	16.0%	36.0%	24.0%
CITO	16.0%	10.7%	24.0%	16.0%	36.0%	24.0%

(1)	Bonus is not paid if revenue or Adjusted EBITDA targets are not achieved.
(2)	The bonus is prorated for revenue or Adjusted EBITDA results between Budget and Stretch Target

Equity Awards

We use equity compensation as a long-term incentive to enhance the alignment of NEO compensation with shareholder returns and as a retention tool focused on top executives that have the most direct line of sight to results.

In 2014, the Company established a range of annual target equity grants based on those recommended as competitive by our Independent Compensation Consultant as follows:

Position	The Value of Annual Equity Grants as a % of Base Pay (1)
CEO	80% - 120%
CFO	40% - 60%
EVP	40% - 60%
CITO	40% - 60%

(1)
The value of options is based on the Black-Scholes option pricing model value at the time of grant and the value of RSUs is based on the product of the number of shares and the prevailing stock price at the time of grant.

The primary form of equity compensation awarded by the Committee is Stock Options and Restricted Share Units (RSUs) with the granted value split between the two.  While the Committee references the competitive annual target range, the number of options and RSUs awarded also reflects the Committee’s qualitative assessment of a variety of factors including the Company’s overall financial performance, individual contributions towards that performance, prior grants and holdings, and individual contributions to particular strategic initiatives or special projects.

Perquisites and Other Benefits

The Company does not provide its NEOs with perquisites or employee benefits that are not generally available to other full-time employees.   These include a medical, dental, and life insurance plans and a 401(k) that matches 50% of an employee’s contributions up to the first 6% of the employee’s salary subject to an overall dollar cap. The Company does not provide a pension plan or a supplemental retirement plan for its named executive officers or any other employees.

COMPENSATION DECISIONS FOR FISCAL 2014

Stratton J. Nicolaides - CEO.

•
Base Pay: Mr. Nicolaides’ base salary was increased to $400,000 for 2014 in line with competitive benchmarks and continued strong performance in leading the organization including completion of the Omnilink acquisition.

•
Non-equity incentive compensation:  Mr. Nicolaides’ target incentive for achieving a budgeted level of revenue and EBITDA was increased from 60% to 75% of base pay in line with competitive benchmarks and the Committee’s assessment of the competitiveness of his overall compensation package.  Based on FY 2014 results (see Non-Equity Incentive Based Awards), Mr. Nicolaides did not earn an incentive bonus for the year.

•
Equity Compensation:  Mr. Nicolaides was awarded 41,400 stock options and 19,000 RSUs with a total value of 111% of his base pay.  The award was based on the competitive targets recommended by the Compensation Consultant and after considering Mr. Nicolaides’ performance and prior grants.

Richard A. Flynt - CFO.

•	Base Pay: Mr. Flynt’s base pay remained at $300,000 for 2014.

•
Non-equity incentive compensation:  Mr. Flynt’s target incentive for achieving a budgeted level of revenue and EBITDA was increased from 37.5% to 40% of base pay in line with competitive benchmarks and the Committee’s assessment of the competitiveness of his overall compensation package.  Based on FY 2014 results (see Non-Equity Incentive Based Awards), Mr. Flynt did not earn an incentive bonus for the year.

•
Equity Compensation:  Mr. Flynt was awarded 15,500 stock options and 19,600 RSUs. The award was based on the competitive targets recommended by the Compensation Consultant and after considering Mr. Flynt’s performance in helping to complete the Omnilink transaction and in the disposition of the BNI business during 2014.

Louis Fienberg - EVP – Corporate Development.

•
Base Pay: Mr. Fienberg’s base pay during 2014 was increased from $230,000 to $250,000 after considering competitive benchmarks and his role in completing the Omnilink transaction and in the disposition of the BNI business during 2014.

•
Non-equity incentive compensation:  Mr. Fienberg’s target incentive for achieving a budgeted level of revenue and EBITDA was increased from 37.5% to 40% of base pay in line with competitive benchmarks and the Committee’s assessment of the competitiveness of his overall compensation package.  Based on FY 2014 results (see Non-Equity Incentive Based Awards), Mr. Fienberg did not earn an incentive bonus for the year.

•
Discretionary Bonus:  Mr. Fienberg received a discretionary incentive of $58,208 in 2014 for his role in the successful disposition of our BNI business and in ensuring the collection of sales closed prior to that disposition.

•
Equity Compensation:  Mr. Fienberg was awarded 19,100 stock options and 12,900 RSUs with a total value of 113% of his base pay.  The award was based on the competitive targets recommended by the Compensation Consultant and after considering Mr. Feinberg’s performance and prior grants.

Jeffrey Smith - CITO.

•	Base Pay: Dr. Smith’s base salary remained at $300,000 in 2014.

•
Non-equity incentive compensation:  Dr. Smith’s target incentive for achieving a budgeted level of revenue and EBITDA was increased from 37.5% to 40% of base pay in line with competitive benchmarks and the Committee’s assessment of the competitiveness of his overall compensation package.  Based on FY 2014 results (see Non-Equity Incentive Based Awards), Dr. Smith did not earn an incentive bonus for the year.

•
Equity Compensation:  Dr. Smith was awarded 100,000 RSUs with a total value of 365% of his base pay.  The award was based primarily on the Committee’s assessment of Dr. Smith’s performance, prior grants and retention requirements in light of his importance to the business.

SUMMARY COMPENSATION TABLE
The following table sets forth certain information with respect to compensation for the fiscal years ended December 31, 2014 and 2013 and 2012 earned by or paid to the Company’s named executive officers, as determined in accordance with applicable SEC rules.
Name and Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)1	Option Awards ($)2	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)3	Total ($)4
Stratton J. Nicolaides CEO	2014	400,000	0	208,050	243,722	--	15,490	867,262
	2013	350,000	--	--	--	--	13,611	363,611
	2012	350,000	--	--	--	--	13,720	363,720
Richard A. Flynt CFO	2014	300,000	0	214,620	91,249	--	18,367	624,236
	2013	175,000	28,800	--	693,400	--	7,261	904,461
Louis Fienberg EVP, Corporate Development	2014	250,000	48,388	209,145	75,972		13,104	596,609
	2013	230,000	58,208	62,750	142,480		13,490	506,928
	2012	220,000	20,000	--	--	--	12,762	252,762
Jeffrey Smith, PhD Chief Innovation and Technology Officer	2014	300,000	0	1,095,000	--	--	15,033	1,410,033
	2013	300,000	28,800	62,750	712,400	--	16,335	1,120,285
	2012	250,000	10,000	--	--	--	14,620	274,620

1.
The dollar value of stock awards shown represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of our Common Stock on the respective grant dates in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Certification (ASC) Topic 718, Stock Compensation and without any adjustment for estimated forfeitures. For a discussion of valuation methodologies used in the calculations, see Note O to the Consolidated Financial Statements included in Part II, Item 8 of our 2014 Annual Report on Form 10-K. The actual value that an executive will realize on each stock award will depend on the price per share of our Common Stock at the time shares underlying the stock award are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the stock awarded.

2.
The amount in this column reflects the aggregate grant date fair value of the award in accordance with FASB ASC Topic 718, Stock Compensation. The dollar value of the stock options/SARs shown represents the estimated grant date fair value determined in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, with no adjustment for estimated forfeitures. For a discussion of valuation methodologies used in the calculations, see Note O to the Consolidated Financial Statements included in Part II, Item 8 of our 2014 Annual Report on Form 10-K. The actual value, if any, which an executive may realize on each stock option/SAR will depend on the excess of the stock price over the exercise/base price on the date the stock option/SAR is exercised and the shares underlying such stock option/SAR are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

3.
Includes Company contributions to its qualified defined contribution plan, i.e., a 401(k) Plan matching contributions up to a maximum of 50% of 6% of the individual’s salary in the following amounts: Mr. Nicolaides ($7,792), Mr. Flynt ($7,557), Mr. Fienberg ($7,299) and Dr. Smith ($6,924).  In addition, the column includes contributions by the Company to the individual’s health, dental, and life/disability insurance premiums and health savings accounts. All of these benefits are also available to all of the Company’s full time employees.

4.	Totals do not reflect the compensation actually paid but includes, as required by SEC rules, the fair value of stock options awarded in the applicable fiscal year; see note (1) above.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes, except as noted, all plan based awards that the Company’s NEOs were eligible to receive for FY 2014 performance.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target(1)	Maximum
Stratton Nicolaides	5/16/2014	$200,000	$300,000	$450,000	19,000	41,400	$10.95	$451,772
Rick Flynt	5/16/2014	$80,000	$120,000	$180,000	19,600	15,500	$10.95	$305,689
5Louis Fienberg	5/16/2014	$67,000	$100,000	$150,000	19,100	12,900	$10.95	$285,117
Jeffrey Smith	5/16/2014	$80,000	$120,000	$180,000	100,000	--	$10.95	$1,095,000

(1)	Payable in the event that revenue and EBIDTA targets are met. See the discussion on Non-Equity Incentive Compensation under the Compensation Discussion & Analysis.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired upon exercise of stock options and vesting of performance shares for each of our named executive officers during FY 2014.

Name	Option Awards		Stock Awards
	Shares Acquired on Exercise	Value Realized on Exercise	Shares Acquired on Vesting	Value Realized on Vesting
Stratton Nicolaides	--	--	--	--
Rick Flynt	--	--	--	--
Louis Fienberg (1)(2)	20,000	$126,800	1,250	$13,500
Jeff Smith(3)	--	--	1,250	$13,500

(1)	On May 19, 2014, Mr. Fienberg exercised an option of 20,000 shares with an exercise price of $4.83. The prevailing market price was $11.17.
(2)	On April 1, 2014, Mr. Fienberg received 1,250 shares from restricted stock that vested at the market price of $10.80.
(3)	On April 1, 2014, Mr. Smith received 1,250 shares from restricted stock that vested at the market price of $10.80.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2014 for each of the named executive officers.
Name	No. of Securities Underlying Unexercised Options/SAR/RSU (#) Exercisable(1)	No. of Securities Underlying Unexercised Options/SAR/RSU (#) Unexercisable	Option Exercise/SAR Exercise Price ($)	Option SAR/RSU Expiration Date (2)	No. of Shares or Units of Stock that have not vested(3)	Market Value of Shares or Units of Stock that have not vested ($)
Stratton Nicolaides J. CEO	25,000	-	4.75	1/2/2016	-	-
	50,000	-	9.46	10/25/2016	-	-
	55,932	-	4.51	5/21/2020	-	-
					19,000	210,140
		41,400	10.95	5/16/2024
Richard A. Flynt, CFO		100,000	10.97	6/11/2023
					19,600	216,776
		15,500	10.95	5/16/24
Louis Fienberg Executive Vice President	5,000	-	4.57	12/4/2015	-	-
	15,000	-	9.46	10/25/2016	-	-
	15,000	-	9.34	3/4/2017	-	-
	17,500	-	5.50	7/30/2019	-	-
	17,500	-	4.35	11/24/2019	-	-
	33,898	-	4.51	5/21/2020	-	-
	7,500	2,500	6.03	9/16/2021
					3,750	41,475
		20,000	11.16	6/28/2023
		12,900	10.95	5/16/2024
					19,100	211,246
Jeffrey Smith, PhD Chief Innovation and Technology Officer	75,000	-	3.49	10/9/2018	-	-
	25,000	-	4.35	11/24/2019	-	-
	42,373		4.51	5/21/2020	-	-
	-				3,750	41,475
	25,000	75,000	11.16	6/28/2023
					65,200	721,112

(1)
Certain stock options and stock appreciation rights (SARs) granted to named executive officers contain stock price hurdles that are in excess of the option exercise price. These hurdles must be satisfied before the stock option can be exercised.

(2)	All stock options and SARs granted by the Company vest at the rate of 25% per year over four years after the date of grant. All stock options and SARs expire ten years from the grant date.
(3)	Restricted stock vests at the rate 25% per year over four years.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We do not have employment agreements with our named executive officers. The employment of all of our named executive officers is at will. However, our named executive officers will be entitled to certain severance benefits upon their termination of employment under certain defined circumstances, as described further below.  There are no payments made to the named executive officers upon voluntary retirement, voluntary resignation or upon death or disability.

The Company’s named executive officers have each made major contributions towards building the Company into the enterprise that it is today, and the Company believes that it is important to protect them in the event of an involuntary termination following a change in control. Further, it is the Company’s belief that the interests of its shareholders will be best served if the interests of the Company’s senior management team are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that are in the best interests of the Company’s shareholders.

Accordingly, the Company has entered into change of control agreements with each of Messrs. Nicolaides, Flynt, Fienberg, and Dr. Smith. Pursuant to those agreements, “involuntary termination” is deemed to be a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986 (“the Code”) at any time within one year following a change in control if such separation is without cause. The concept of separation without cause encompasses termination of employment following a diminution in title, responsibility, or salary level as well as required relocation outside of 50 miles from the Company’s current headquarters location. A “change in control” as defined in the change in control agreements is deemed to occur if (a) the Company consummates a sale, transfer, assignment, exchange, or other conveyance of all or substantially all of the assets of  the Company, (b) there is a sale, transfer, assignment, exchange, or other conveyance resulting in any third party’s acquisition of more than 50% of the outstanding voting stock of the Company, or a merger or consolidation occurs which results in a third party’s ownership of more than 50% of the merged or consolidated entity.

The agreement provides that if the officer’s employment is terminated, without cause, within one year of a change of control, he will receive a lump sum payment equal to 12 months of his base salary. The payment will be made six months after the date of termination or upon such earlier date as is permitted under the Code. In the event of termination following a change in control, the Company will also continue to provide health and medical benefits, i.e., COBRA coverage, to the extent required by applicable law.  Equity grants provide for vesting immediately upon a change-in-control.

The table below reflects the amount of compensation payable to each of the Company’s named executive officers in the event of a termination as defined above. For illustrative purposes, the tables assume that such termination was effective as of December 31, 2014 and thus include amounts earned through that date. The option price used was the closing price of the Company’s common stock on December 31, 2014, or $11.06 per share.

Name Executive Benefit and Payments Upon Separation		Payout
Stratton Nicolaides	Cash Severance Payment	$400,000
	Fair Value of Options/Shares that Vest on a Change-in-Control	214,694
	Total:	$614,694
Rick Flynt	Cash Severance Payment	$300,000
	Fair Value of Options/Shares that Vest on a Change-in-Control	227,481
	Total:	$525,231
Louis Fienberg	Cash Severance Payment	$250,000
	Fair Value of Options/Shares that Vest on a Change-in-Control	266,715
	Total:	$516,715
Jeffrey Smith	Cash Severance Payment	$300,000
	Fair Value of Options/Shares that Vest on a Change-in-Control	1,147,475
	Total:	$1,447,475

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 about the securities authorized for issuance to our employees and non-employee directors under our stock-based compensation plans:

Plan Category	Column A	Column B	Column C
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A (#)
Equity compensation plans approved by security holders	1,820,154	7.06	2,370,957
Equity compensation plans not approved By security holders	--	--
Total	1,820,154	7.06	2,370,957

OTHER BUSINESS

The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed proxy with respect to such other matters in accordance with their best judgment.

ANNUAL REPORT

Copies of the Annual Report are available upon written request to the Company at its principal executive offices which are located at 3330 Cumberland Blvd SE, Suite 700, Atlanta, Georgia 30339, Attention: Shareholder Communications.

EACH PERSON SOLICITED HEREUNDER CAN OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FY 2014 FILED WITH THE SEC, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A REQUEST THEREFOR TO: NUMEREX CORP., ATTN: SHAREHOLDER COMMUNICATIONS, 3330  CUMBERLAND BLVD SE, SUITE 700, ATLANTA, GEORGIA 30339. THE COMPANY’S SEC FILINGS ARE ALSO AVAILABLE AT THE SEC’S WEBSITE AT http://www.sec.gov.
By Order of the Board of Directors
Andrew J. Ryan
General Counsel and Secretary

***

MANAGEMENT RECOMMENDS TO VOTE FOR ALL NOMINEES AND FOR THE PROPOSAL TO RATIFY GRANT THORNTON, LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

Please mark your votes like this ☒

1. Election of nominees listed as Directors the Company, more fully explained in the Proxy Statement.

Nominees	FOR	WITHHOLD AUTHORITY FOR ALL	FOR ALL of EXCEPT (See Instructions below)
01 E. J. Constantine 04 Stratton J. Nicolaides 02 Tony G. Holcombe 05 Jerry A. Rose 03 Sherrie G. McAvoy 06 Andrew J. Ryan	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the box next to each nominee you wish to withhold.

2. Proposal to ratify Grant Thornton, LLP as the Company's independent accountants for the fiscal year ending December 31, 2015.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

3. In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Management recommends a YES vote on all proposals

I plan on attending the meeting ☐

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date: ______________________________

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Signature

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As a shareholder of Numerex Corp, you have the option of voting your shares electronically through the Internet or telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 25, 2015.

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